Weyco Reports Fourth Quarter and Full Year 2011 Results

MILWAUKEE, Feb. 28, 2012 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2011.

FOURTH QUARTER

Net sales for the fourth quarter were $75 million, up 20% compared to fourth quarter 2010 sales of $62 million. Operating earnings for the fourth quarter of 2011 were $8.9 million, compared to $7.2 million in 2010. Net earnings attributable to the Company were $5.5 million, compared to $5.1 million in 2010. Diluted earnings per share increased to $.50 per share in 2011 from $.45 per share in the fourth quarter of 2010. The increase in 2011 sales was primarily due to the Company's March 2, 2011 acquisition of the Combs Company ("Bogs"), the owner of the BOGS and Rafters footwear brands. The financial results of Bogs are included in the Company's consolidated financial statements from the date of acquisition.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $55.0 million for the fourth quarter of 2011, compared with $44.7 million in 2010. Wholesale product sales were $53.8 million in the fourth quarter of 2011, up from $43.9 million in 2010. Wholesale net sales for the fourth quarter of 2011 included Bogs' sales of $12.4 million. Wholesale net sales of Stacy Adams, Nunn Bush and Florsheim footwear were down 9%, 2% and 8% this quarter, respectively. Licensing revenues were $1.2 million in 2011 and $766,000 in 2010. Bogs' licensing revenues were $440,000 for the fourth quarter of 2011. Operating earnings for the segment decreased approximately $254,000 for the fourth quarter.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores in the United States and its Internet business, were $7.5 million in the fourth quarter of 2011, compared with $6.8 million in 2010, an increase of 11%. Same store sales were up 21% for the quarter. There were five fewer domestic retail stores during the fourth quarter of 2011 compared to 2010. Operating earnings for the segment improved by approximately $830,000 for the quarter, due to improvement in same store performance as well as the closing of underperforming stores earlier in 2011.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.3 million in the fourth quarter of 2011, compared to $10.9 million in 2010. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were up 18%. In local currency, net sales were up 15%. Collectively, the operating earnings of the Company's other businesses in the fourth quarter of 2011 were up $1.2 million as compared to 2010.

FULL YEAR 2011

Overall net sales in 2011 of $271 million were up 18% compared with $229 million in the prior year. Earnings from operations were $23.2 million in 2011, up from $18.8 million in the prior year. Net earnings attributable to Weyco Group, Inc. were $15.3 million in 2011, up from $13.7 million in 2010. Diluted earnings per share were $1.37 in 2011 and $1.19 in the prior year.

In the North American wholesale segment, net sales were $199 million in 2011 compared with $166 million in 2010. Wholesale product sales were $196 million in 2011, up 19% from $164 million in 2010. Wholesale net sales for the year included Bogs' sales of $28 million. Sales of the Company's Stacy Adams and Florsheim brands were each up 1% for the year, while the Nunn Bush brand was flat. The Umi brand, which was acquired in April 2010, had $3.8 million of net sales in 2011 as compared to $1.2 million of net sales in 2010. Licensing revenues were $3.4 million in 2011 compared to $2.2 million in 2010. The operating earnings of the wholesale segment were flat for the year.

In the retail segment, net sales were $24.7 million, up 10% from $22.5 million in 2010. There were five fewer stores in 2011 than 2010. Same store sales were up 18%. The retail division's operating earnings increased $1.9 million in 2011 due to improvement in same store performance as well as the closing of underperforming stores during the year.

The Company's other businesses had net sales of $47.3 million in 2011 compared to $40.7 million in 2010. The majority of the increase was at Florsheim Australia, whose net sales increased $6.5 million, or 20%. In local currency, Florsheim Australia's net sales increased 7%, and the rest of the increase was due to the strengthening of the Australian dollar relative to the US dollar during 2011 as compared to 2010. There was a $2.5 million increase in earnings from operations in the Company's other businesses in 2011 due mainly to Florsheim Australia's increased sales and gross margins.

Interest expense for the year increased primarily due to additional debt outstanding during 2011 following the Bogs acquisition.

Cash and marketable securities totaled $62 million at December 31, 2011 compared to $70 million at December 31, 2010. There were additional bank borrowings of $32 million under our revolving line of credit this year, mainly to fund the Bogs acquisition along with increased inventory and capital expenditure needs as a result of the acquisition.

"The Bogs acquisition has gone well and the brand is now fully integrated into our Company," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group, Inc. "We are also very pleased with the improvement of our retail division as well as the strength of our international businesses."

The Company's Board of Directors declared a cash dividend on February 27, 2012 of $0.16 per share to all shareholders of record on March 19, 2012, payable April 2, 2012.

Weyco Group will host a conference call on February 29, 2012 at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2011 financial results in more detail. To participate in the call please dial 888-679-8033 or 617-213-4846, referencing passcode 48897191, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 95712068. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)

Net sales	$ 74,803	$ 62,333	$ 271,100	$ 229,231
Cost of sales	44,110	36,253	164,378	138,934
Gross earnings	30,693	26,080	106,722	90,297

Selling and administrative expenses	21,756	18,917	83,525	71,516
Earnings from operations	8,937	7,163	23,197	18,781

Interest income	503	589	2,220	2,291
Interest expense	(259)	(25)	(611)	(120)
Other income and expense, net	168	23	216	345

Earnings before provision for income taxes	9,349	7,750	25,022	21,297

Provision for income taxes	3,247	2,476	8,581	7,171

Net earnings	6,102	5,274	16,441	14,126

Net earnings attributable to noncontrolling interest	570	138	1,190	458

Net earnings attributable to Weyco Group, Inc.	$ 5,532	$ 5,136	$ 15,251	$ 13,668

Weighted average shares outstanding
Basic	10,881	11,282	11,066	11,293
Diluted	11,016	11,488	11,159	11,493

Earnings per share
Basic	$ 0.51	$ 0.46	$ 1.38	$ 1.21
Diluted	$ 0.50	$ 0.45	$ 1.37	$ 1.19

Cash dividends per share	$ 0.16	$ 0.16	$ 0.64	$ 0.63

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2011	2010
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 10,329	$ 7,150
Marketable securities, at amortized cost	4,745	4,989
Accounts receivable, net	43,636	38,840
Accrued income tax receivable	816	-
Inventories	62,689	56,111
Deferred income tax benefits	395	-
Prepaid expenses and other current assets	5,613	4,398
Total current assets	128,223	111,488

Marketable securities, at amortized cost	46,839	58,059
Deferred income tax benefits	3,428	1,090
Property, plant and equipment, net	31,077	25,675
Goodwill	11,112	-
Trademarks	34,748	12,748
Other assets	18,081	14,375
Total assets	$ 273,508	$ 223,435

LIABILITIES AND EQUITY:
Short-term borrowings	$ 37,000	$ 5,000
Accounts payable	12,936	10,360
Dividend payable	1,742	1,811
Accrued liabilities	13,217	10,204
Accrued income taxes	-	116
Deferred income tax liabilities	-	228
Total current liabilities	64,895	27,719

Long-term pension liability	26,344	18,572
Other long-term liabilities	10,879	-

Common stock	10,922	11,356
Capital in excess of par value	22,222	19,548
Reinvested earnings	146,266	150,546
Accumulated other comprehensive loss	(13,419)	(9,004)
Total Weyco Group, Inc. equity	165,991	172,446
Noncontrolling interest	5,399	4,698
Total equity	171,390	177,144
Total liabilities and equity	$ 273,508	$ 223,435

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2011	2010
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 16,441	$ 14,126
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	2,591	2,700
Amortization	253	116
Bad debt expense	316	35
Deferred income taxes	(343)	503
Net foreign currency transaction losses (gains)	197	(400)
Stock-based compensation	1,224	1,128
Pension contribution	(1,600)	(1,500)
Pension expense	2,836	3,248
Net gains on sale of marketable securities	(346)	-
Net (gains) losses on disposal of assets	(14)	16
Impairment of property, plant and equipment	165	310
Increase in cash surrender value of life insurance	(527)	(515)
Changes in operating assets and liabilities, net of effects from acquisitions -
Accounts receivable	(1,267)	(4,642)
Inventories	(3,667)	(14,889)
Prepaids and other current assets	(752)	(681)
Accounts payable	2,141	1,031
Accrued liabilities and other	427	654
Accrued income taxes	(932)	(1,142)
Net cash provided by operating activities	17,143	98

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(27,023)	(2,638)
Purchase of marketable securities	(1,179)	(22,762)
Proceeds from maturities and sales of marketable securities	12,963	6,375
Proceeds from the sale of assets	14	-
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(8,189)	(1,510)
Net cash used for investing activities	(23,569)	(20,690)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,155)	(7,026)
Shares purchased and retired	(13,021)	(2,321)
Proceeds from stock options exercised	1,096	1,202
Repayment of debt assumed in acquisition	(3,814)	-
Net (repayments) borrowings of commercial paper	(5,000)	5,000
Proceeds from bank borrowings	73,000	-
Repayments of bank borrowings	(36,000)	-
Income tax benefits from stock-based compensation	496	555
Net cash provided by (used for) financing activities	9,602	(2,590)

Effect of exchange rate changes on cash and cash equivalents	3	332

Net increase (decrease) in cash and cash equivalents	$ 3,179	$ (22,850)

CASH AND CASH EQUIVALENTS at beginning of year	7,150	30,000

CASH AND CASH EQUIVALENTS at end of year	$ 10,329	$ 7,150

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 7,989	$ 8,472
Interest paid	$ 457	$ 118

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer of Weyco Group, Inc., +1-414-908-1880